Exhibit 99.1

Synlogic Reports Fourth Quarter and Full Year 2017 Financial Results and Provides Business Update

– Strengthened balance sheet with $53.7M public offering; extended cash runway through 2019 –

– Initiated Phase 1b/2a study evaluating SYNB1020 in patients with cirrhosis and hyperammonemia; topline data expected in 4Q 2018 –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--March 20, 2018--Synlogic, Inc. (Nasdaq: SYBX), a clinical stage company applying synthetic biology to probiotics to develop novel, living medicines, today reported its financial results for the fourth quarter and full year ended December 31, 2017.

“In 2018, we are well positioned to continue to advance our platform, and with the initiation of clinical trials for our Synthetic BioticTM medicines, SYNB1020 and SYNB1618, for the treatment of hyperammonemia and PKU we have the potential to establish proof of concept in patients in two different diseases by year-end,” said JC Gutiérrez-Ramos, Ph.D., Synlogic’s president and chief executive officer. “These data will be key to determine if SYNB1020 and SYNB1618 could help patients manage their diseases and have the potential to demonstrate the power of our Synthetic Biotic platform.”

Dr. Gutiérrez-Ramos continued. “Our strong cash position also enables us to expand our pipeline. Based on our promising preclinical data, we plan to advance two Synthetic Biotic candidates into IND-enabling studies, broadening the platform’s scope into immuno-oncology and adding an additional application in inborn errors of metabolism for the treatment of maple syrup urine disease.”

Recent Highlights
Corporate

  Strengthened the Company’s balance sheet: As of December 31, 2017, Synlogic had cash, cash equivalents, and short-term investments of $87.0 million. In January 2018, the company raised a further $53.7 million in net proceeds through a public equity offering which included the full exercise of the underwriters’ option in connection with the offering. Synlogic expects its current cash, cash equivalents and marketable securities position will be sufficient to fund operations through 2019 based on its current business plan.
  Established collaboration with Ginkgo Bioworks: In November 2017, Synlogic and Ginkgo Bioworks entered into an agreement to discover new living medicines to treat neurological and liver disorders.

Pipeline

  Initiation of Phase 1b/2a study to evaluate SYNB1020, which is being developed to treat hyperammonemia, in patients with cirrhosis and elevated blood ammonia. The study is open and screening subjects.
  Presentation of expanded clinical data set from first-in-human study in healthy volunteers of a Synthetic Biotic medicine, SYNB1020 for the treatment of hyperammonemia. In March 2018, additional data were presented at the annual meeting of the Society for Inherited Metabolic Disorders from the first-in-human clinical trial of a Synthetic Biotic medicine, SYNB1020 for the treatment of hyperammonemia. The data demonstrated that SYNB1020 was safe and well tolerated in this population and demonstrated proof of mechanism.

2018 Priorities
Pipeline

  Initiation of a Phase 1/2a SAD/MAD study to evaluate SYNB1618, an orally administered, Synthetic Biotic medicine designed for the treatment of phenylketonuria (PKU) in healthy volunteers and patients with PKU in the first half of 2018, with interim data expected in the second half of 2018.
  Presentation of top-line data from Phase 1b/2a study of SYNB1020 in patients with cirrhosis and elevated blood ammonia by year end. With ammonia-lowering data in this patient population the Company plans to initiate a Phase 1b/2a study in patients with urea cycle disorders.
  Advancement of an additional IEM program for maple syrup urine disease (MSUD), and an immuno-oncology program candidate into preclinical studies designed to enable the filing of Investigational New Drug applications with the U.S. Federal Drug Administration in 2019.
  Presentation of additional data at major scientific and medical meetings throughout the year demonstrating the breadth of Synlogic’s Synthetic Biotic platform in new indications, including data from the company’s research and preclinical immuno-oncology program.

Corporate

  Advancement of collaborations with AbbVie in inflammatory bowel disease (IBD) and Ginkgo Bioworks in neurological and liver disease.
  Continued exploration of additional strategic opportunities to expand the platform’s reach.

Fourth Quarter 2017 Financial Results
For the three months ended December 31, 2017, Synlogic reported a consolidated net loss of $11.7 million, or $0.74 per share, compared to a net loss of $6.8 million, or $4.28 per unit, for the corresponding period in 2016. The increase in net loss for the fourth quarter was primarily due to increases in compensation-related expenses as Synlogic continues to grow its employee headcount and hire into key positions to support its corporate goals, as well as increases in research and development expenses to support its advancing clinical programs.

Research and development expenses were $7.7 million for the three months ended December 31, 2017 compared to $5.1 million for the corresponding period in 2016. The increase was primarily due to an increase in compensation-related expenses associated with increased headcount, increased external costs associated with process and formulation development, pre-clinical and clinical studies and acceleration of leasehold improvements associated with exiting Synlogic’s former facility.

General and administrative expenses for the three months ended December 31, 2017 were $4.3 million compared to $1.8 million for the corresponding period in 2016. The increase was primarily due to increases in compensation-related expenses associated with increased headcount and increases in expenses related to being a newly public company, including audit, legal and investor relations.

Revenue was $0.1 million for the three months ended December 31, 2017 and December 31, 2016. Revenue is associated with the upfront, nonrefundable $2.0 million payment from the Company’s collaboration with AbbVie, to develop a Synthetic Biotic medicine for the treatment of inflammatory bowel disease (IBD), which is being recognized on a straight-line basis over the expected term of the research collaboration.

As of December 31, 2017, Synlogic had cash, cash equivalents, and short-term investments of $87.0 million.

Full Year 2017 Financial Results
For the year ended December 31, 2017, consolidated net loss was $40.4 million, or $6.00 per share, compared to a consolidated net loss of $21.0 million, or $13.30 per unit, for the year ended December 31, 2016. Revenues were $2.4 million for the year ended December 31, 2017, compared to $0.4 million for the same period in 2016. The increase in revenues was due to achievement of the first development milestone in the Company’s collaboration with AbbVie which resulted in a $2.0 million payment to Synlogic in May 2017. Total operating expenses were $43.3 million for the year ended December 31, 2017, compared to $21.4 million for the same period in 2016. The increase in operating expenses was primarily due to compensation-related expenses associated with increased headcount, increased external costs associated with development of Synlogic’s Synthetic Biotic programs including process and formulation development, pre-clinical and clinical studies as well as increased general and administrative expenses as a consequence of becoming a public company.

About Synthetic Biotic Medicines
Synlogic’s innovative new class of Synthetic Biotic medicines leverages the tools and principles of synthetic biology to genetically engineer probiotic microbes to perform or deliver critical functions missing or damaged due to disease. The company’s lead programs target diseases, including inborn errors of metabolism (IEMs), in which the body’s ability to break down commonly occurring by-products of digestion is impaired. These by-products, or metabolites, accumulate to toxic levels and cause serious health consequences. When delivered orally, these medicines can act from the gut to compensate for the dysfunctional metabolic pathway and have a systemic effect. Synthetic Biotic medicines are designed to clear toxic metabolites associated with specific metabolic diseases and have the potential to significantly improve symptoms of disease for affected patients.

About Synlogic
Synlogic is pioneering the development of a novel class of living medicines, Synthetic Biotic medicines, based on its proprietary drug development platform. Synlogic’s initial pipeline includes Synthetic Biotic medicines for the treatment of rare genetic diseases, such as phenylketonuria (PKU) and urea cycle disorders (UCD). In addition, the company is leveraging the broad potential of its platform to create Synthetic Biotic medicines for the treatment of more common diseases, including liver disease, inflammatory and immune disorders, and cancer. Synlogic is collaborating with AbbVie to develop Synthetic Biotic-based treatments for inflammatory bowel disease (IBD). For more information, please visit www.synlogictx.com.

Forward-Looking Statements
This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to Synlogic may identify forward-looking statements. Examples of forward-looking statements, include, but are not limited to, statements regarding the potential of Synlogic’s platform to develop therapeutics to address a wide range of diseases including: inborn errors of metabolism, liver disease, inflammatory and immune disorders, and cancer; the future clinical development of Synthetic Biotic medicines; the approach Synlogic is taking to discover and develop novel therapeutics using synthetic biology; the potential of Synlogic’s technology to treat hyperammonemia and phenylketonuria; and the expected timing of Synlogic’s anticipated clinical trial initiations. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including: the uncertainties inherent in the preclinical development process; the ability of Synlogic to protect its intellectual property rights; and legislative, regulatory, political and economic developments, as well as those risks identified under the heading “Risk Factors” in Synlogic’s filings with the SEC. The forward-looking statements contained in this press release reflect Synlogic’s current views with respect to future events. Synlogic anticipates that subsequent events and developments will cause its views to change. However, while Synlogic may elect to update these forward-looking statements in the future, Synlogic specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Synlogic’s view as of any date subsequent to the date hereof.

Synlogic, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands)	For the three months ended		For the year ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016

Revenue	$111	$111	$2,444	$444

Operating expenses
Research and development	7,736	5,127	30,341	15,010
General and administrative	4,293	1,843	12,927	6,398
Total operating expenses	12,029	6,970	43,268	21,408
Loss from operation	(11,918)	(6,859)	(40,824)	(20,964)
Other income(expense), net	221	11	447	10
Net loss	$(11,697)	$(6,848)	$(40,377)	$(20,954)

Net loss per share attributable to common shareholders - basic and diluted	$(0.74)	$-	$(6.00)	$-
Weighted-average common shares used in computing net loss per share attributable to common shareholders - basic and diluted	15,871,223	-	6,724,641	-

Net loss per unit attributable to common unit holders - basic and diluted	$-	$(4.28)	$-	$(13.30)
Weighted-average common units used in computing net loss per unit attributable to common unit holders - basic and diluted	-	1,616,185	-	1,575,558

Synlogic, Inc.
Condensed Consolidated Balance Sheets Data
(unaudited)
(in thousands)
	December 31, 2017	December 31, 2016
Assets
Cash, cash equivalents and short-term investments	$87,025	$14,586
Fixed assets	9,783	3,504
Other assets	2,891	1,949
Total assets	$99,699	$20,039

Liabilities, Contingently Redeemable Preferred Equity and Stockholders' Equity
Current liabilities	$9,027	$4,186
Deferred revenue, net of current portion	668	1,112
Other liabilities	4,966	1,238
Total liabilities	14,661	6,536
Total contingently redeemable preferred equity and stockholders' equity	85,038	13,503
Total liabilities, contingently redeemable preferred equity and stockholders' equity	$99,699	$20,039

CONTACT:
Synlogic
MEDIA CONTACT:
Courtney Heath, 617-872-2462
courtney@scientpr.com
or
INVESTOR CONTACT:
Elizabeth Wolffe, Ph.D., 617-207-5509
liz@synlogictx.com